EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT dated May 2, 2016

BETWEEN:

CAT9 Group Inc.

Chongqing BaNa District, YuDong YingDan Plaza 63-3

Chongqing, China

(The "Employer" or the “Company”)

- AND -

Wenfa "Simon" Sun

Chongqing BaNa District, YuDong YingDan Plaza 63-3

Chongqing, China

(The " Employee")

BACKGROUND:

A.	The Employer is of the opinion that the Employee has the necessary qualifications, experience and abilities to assist and benefit the Employer in its business.
B.	The Employer has agreed to employ the Employee and the Employee has agreed to accept and enter such employment upon the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the parties to this Agreement agree as follows:

Commencement Date and Term

1.	The Employee has been serving as the Employer's President, Chief Executive Officer and Chairman of the Board of Directors since August 12, 2015. This Employment Agreement was created to memorialize the appointment of the Employee and to provide compensation in the form of equity in the Employer. The Employer shall continue to perform services to the Employer and the Agreement shall be ongoing.

Job Title and Description

2.	Since August 12, 2015, the Employee has been serving in the capacity as the company’s President, Chief Executive Officer and Chairman of the Board of Directors. With this Employment Agreement, the Employee will be expected to continue to perform the following job duties:

AUTHORITY: The President, Chief Executive Officer and Chairman of the Board of Directors has the overall authority to provide key leadership and direction to the organization and supervision of the overall company performance. This includes but is not limited to: Inspire a shared vision and communicate that vision to the people on the management team. Exemplify leadership characteristics and means; see the future, strategize, empower others, encourage risk taking, match requirements to needs, establish flexible lines of authority, build on intrinsic motivation, strive to make change, build around values, and focus on both people and results.
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Oversee the evaluation and discipline process of CAT9 Group Inc. The Employee agrees to develop, approve, implement and enforce all personnel and operating procedures and policies

RESPONSIBILITIES:  The main responsibilities of the Employee are as follows:

•	Managing the Company’s future business departments and delegate work schedules.
•	Assist in collaboration oversight of the Company’s budget.
•	Review the CFO's accuracy and maintain strict accounting/book keeping procedures.
•	Ethical and prudent operation of the Company’s compliance with all applicable U.S. Federal, State and municipality laws and regulations. Additionally, as a China-based Company, the Employee shall adhere to all applicable laws in the People's Republic of China.
•	Establishment and maintenance of all external relationships consistent with the goals, philosophies and desired image of the Company.
•	Plan daily activities that accomplish correct completion of duties
•	Sign corporate documents and commitments.
•	Take any reasonable action necessary to carry out the responsibilities of the position, while it is consistent with 1) established company policy, 2) sound business judgment and 3) the achievement of profit.
3.	The Employee agrees to be employed on the terms and conditions set out in this Agreement. The Employee agrees to be subject to the general supervision of and act pursuant to the orders, advice and direction of the Employer.
4.	The Employee will perform any and all duties that are reasonable and that are customarily performed by a person holding a similar position in the industry or business of the Employer.
5.	The Employer cannot unilaterally or significantly change the Employee's job title or duties. The Employer may elect to change the job title or duties of the Employee where changes would be considered reasonable for a similar position in the industry or business of the Employer. The Employee's job title or duties may be changed by agreement and with the approval of both the Employee and the Employer.
6.	The Employee agrees to abide by the Employer's rules, regulations, and practices, including those concerning work schedules, vacation and sick leave, as they may from time to time be adopted or modified.

Employee Compensation

7.	In connection with this Agreement, the Company agreed to issue 6,000,000 (Six Million) shares of restricted common stock to Wenfa "Simon" Sun, for the services rendered and to be rendered by the Employee as required by this Agreement. The Employer will pay travel and out of pocket expenses in order for Employee to perform duties as part of this Agreement.
8.	Severance Pay: None.

Vacation/PTO/Benefit Plan

9. None.

Conflict of Interest

10. During the term of the Employee’s active employment with the Employer, the Employee will not, directly or indirectly, engage or participate in any other business activities that compete against the Employer.

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Confidential Information

11. The Employee acknowledges that, in any position the Employee may hold, in and as a result of the Employee’s employment by the Employer, the Employee will, or may be making use of, acquiring or adding to information which is confidential to the Employer (the "Confidential Information") and the Confidential Information is the exclusive property of the Employer.

12. Confidential Information will include all data and information relating to the business and management of the Employer, including but not limited to, proprietary and trade secret technology and accounting records to which access is obtained by the Employee, including Work Product, Computer Software, Other Proprietary Data, Business Operations, Marketing and Development Operations, and Customer Information.

13. Confidential Information will also include any information that has been disclosed by a third party to the Employer and is governed by a non-disclosure agreement entered into between that third party and the Employer.

14. Confidential Information will not include information that:

a.	Is generally known in the industry of the Employer;
b.	Is now or subsequently becomes generally available to the public through no wrongful act of the Employee;
c.	Was rightfully in the possession of the Employee prior to the disclosure to the Employee by the Employer;
d.	Is independently created by the Employee without direct or indirect use of the Confidential Information; or
e.	The Employee rightfully obtains from a third party who has the right to transfer or disclose it.

Duties and Obligations Concerning Confidential Information

15. The Employee agrees that a material term of the Employee's contract with the Employer is to keep all Confidential Information absolutely confidential and protect its release from the public. The Employee agrees not to divulge, reveal, report or use, for any purpose, any of the Confidential Information which the Employee has obtained or which was disclosed to the Employee by the Employer as a result of the Employee's employment by the Employer. The Employee agrees that if there is any question as to such disclosure then the Employee will seek out senior management of the Employer prior to making any disclosure of the Employer's information that may be covered by this Agreement.

16. The Employee agrees and acknowledges that the Confidential Information is of a proprietary and confidential nature and that any disclosure of the Confidential Information to a third party in breach of this Agreement cannot be reasonably or adequately compensated for in money damages, would cause irreparable injury to Employer, would gravely affect the effective and successful conduct of the Employer's business and goodwill, and would be a material breach of this Agreement.

17. The obligations to ensure and protect the confidentiality of the Confidential Information imposed on the Employee in this Agreement and any obligations to provide notice under this Agreement will survive the expiration or termination, as the case may be, of this Agreement and will continue for a period of one (1) year from the date of such expiration or termination.

18. The Employee may disclose any of the Confidential Information:

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a.	To a third party where Employer has consented in writing to such disclosure; and
b.	To the extent required by law or by the request or requirement of any judicial, legislative, administrative or other governmental body.

19. If the Employee loses or makes unauthorized disclosure of any of the Confidential Information, the Employee will immediately notify the Employer and take all reasonable steps necessary to retrieve the lost or improperly disclosed Confidential Information.

Return of Confidential Information

20. The Employee agrees that, upon request of the Employer or upon termination or expiration, as the case may be, of this employment, the Employee will turn over to the Employer all Confidential Information belonging to the Employer, including but not limited to, all documents, plans, specifications, disks or other computer media, as well as any duplicates or backups made of that Confidential Information in whatever form or media, in the possession or control of the Employee that:

a.	May contain or be derived from ideas, concepts, creations, or trade secrets and other proprietary and Confidential Information as defined in this Agreement; or
b.	Is connected with or derived from the Employee's employment with the Employer.

Contract Binding Authority

21. Notwithstanding any other term or condition expressed or implied in this Agreement to the contrary, the Employee will not have the authority to enter into any contracts or commitments for or on the behalf of the Employer without first obtaining the express written consent of the Employer.

Termination of Employment

22. Where the Employee has breached any reasonable term of this Agreement or where there is just cause for termination, the Employer may terminate the Employee's employment without notice, as permitted by law.

23. The Employee and the Employer agree that reasonable and sufficient notice of termination of employment by the Employer is the greater of two (2) weeks or any minimum notice required by law.

24. If the Employee wishes to terminate this employment with the Employer, the Employee will provide the Employer with notice of four (4) weeks.

25. The Termination Date specified by either the Employee or the Employee may expire on any day of the month and upon the Termination Date the Employer will forthwith pay to the Employee any outstanding portion of the wage, calculated to the Termination Date.

26. Once notice has been given by either party for any reason, the Employee and the Employer agree to execute their duties and obligations under this Agreement diligently and in good faith through to the end of the notice period. The Employer may not make any changes to wages, wage rate, or any other term or condition of this Agreement between the time termination notice is given through to the end of the notice period.

Remedies

27. In the event of a breach or threatened breach by the Employee of any of the provisions of this Agreement, the Employee agrees that the Employer is entitled to a permanent injunction, in addition to and not in limitation of any other rights and remedies available to the Employer at law or in equity, in order to prevent or restrain any such breach by the Employee or by the Employee's partners, agents, representatives, servants, employees, and/or any and all persons directly or indirectly acting for or with the Employee.

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Severability

28. The Employer and the Employee acknowledge that this Agreement is reasonable, valid and enforceable. However, if any term, covenant, condition or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, it is the parties' intent that such provision be changed in scope by the court only to the extent deemed necessary by that court to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected, impaired or invalidated as a result.

Notices

29. Any notices, deliveries, requests, demands or other communications required here will be deemed to be completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the parties at the following addresses or as the parties may later designate in writing:

a.	Employer:
Name:	CAT9 Group Inc.
Address:	Chongqing BaNa District, YuDong YingDan Plaza 63-3
Fax:
Email:	724686918@qq.com

b.	Employee:
Name:	Wenfa "Simon" Sun
Address:	Chongqing BaNa District, YuDong YingDan Plaza 63-3
Fax:
Email:	qianmeihong1212@hotmail.com

Modification of Agreement

Any amendment or modification of this Agreement or additional obligation assumed by either party in connection with this Agreement will only be binding if evidenced in writing signed by each party or an authorized representative of each party.

Governing Law

30. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware.

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Definitions

31. For the purpose of this Agreement the following definitions will apply:

a.	'Work Product' means work product information, including but not limited to, work product resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development.
b.	'Computer Software' means computer software resulting from or related to work or projects performed or to be performed for the Employer or for clients of the Employer, of any type or form in any stage of actual or anticipated research and development, including but not limited to, programs and program modules, routines and subroutines, processes, algorithms, design concepts, design specifications (design notes, annotations, documentation, flowcharts, coding sheets, and the like), source code, object code and load modules, programming, program patches and system designs.
c.	'Other Proprietary Data' means information relating to the Employer's proprietary rights prior to any public disclosure of such information, including but not limited to, the nature of the proprietary rights, production data, technical and engineering data, test data and test results, the status and details of research and development of products and services, and information regarding acquiring, protecting, enforcing and licensing proprietary rights (including patents, copyrights and trade secrets).
d.	'Business Operations' means operational information, including but not limited to, internal personnel and financial information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal services and operational manuals, and the manner and methods of conducting the Employer's business.
e.	'Marketing and Development Operations' means marketing and development information, including but not limited to, marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Employer which have been or are being considered.
f.	'Customer Information' means customer information, including but not limited to, names of customers and their representatives, contracts and their contents and parties, customer services, data provided by customers and the type, quantity and specifications of products and services purchased, leased, licensed or received by customers of the Employer.
g.	'Termination Date' means the date specified in this Agreement or in a subsequent notice by either the Employee or the Employer to be the last day of employment under this Agreement. The parties acknowledge that various provisions of this Agreement will survive the Termination Date.

General Provisions

32. Time is of the essence in this Agreement.

33. Headings are inserted for the convenience of the parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

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34. No failure or delay by either party to this Agreement in exercising any power, right or privilege provided in this Agreement will operate as a waiver, nor will any single or partial exercise of such rights, powers or privileges preclude any further exercise of them or the exercise of any other right, power or privilege provided in this Agreement.

35. This Agreement will inure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns, as the case may be, of the Employer and the Employee.

36. This Agreement may be executed in counterparts. Facsimile signatures are binding and are considered to be original signatures.

37. This Agreement constitutes the entire agreement between the parties and there are no further items or provisions, either oral or written. The parties to this Agreement stipulate that neither of them has made any representations with respect to the subject matter of this Agreement except such representations as are specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have duly affixed their signatures under hand and seal on this 2nd day of May, 2016.

EMPLOYER:

/s/Wenfa "Simon" Sun
By: Wenfa "Simon" Sun, Chairman, President & CEO

CAT9 Group Inc.

EMPLOYEE:

/s/Wenfa "Simon" Sun
Wenfa "Simon" Sun

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